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                                                                    Exhibit 7(F)



                                                                   July 23, 1997

Dr. John C. Malone



Dear Dr. Malone:

     Reference is made to (i) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 18, 1997, among Tele-Communications, Inc. ("TCI"), TCI KT Merger Sub, Inc. and Kearns-Tribune Corporation ("KT") and (ii) that certain letter agreement (the "Exchange Agreement"), dated as of April 18, 1997, between you and KT. Capitalized terms used herein have the meanings ascribed to such terms in the Merger Agreement.

     Under the Exchange Agreement, you have certain rights, which are exercisable immediately prior to the consummation of the Merger, to acquire from KT all or any portion of the shares of TCI Series B Stock and LMG Series B Stock owned by KT. In consideration of your waiving such rights, this will confirm our agreement that at any time and from time to time prior to July 30, 1998, you shall have the right to acquire from TCI (i) up to 9,112,500 shares of the TCI Series B Stock in exchange for your delivery of an equal number of shares of TCI Series A Stock, and (ii) up to 2,278,125 shares of the LMG Series B Stock in exchange for your delivery of an equal number of shares of LMG Series A Stock. It is further agreed that you may elect to acquire all, any portion, or any combination of such shares of TCI Series B Stock and LMG Series B Stock as provided above and that you are under no obligation to acquire any such shares.

     If the foregoing accurately reflects our agreement, please so indicate by executing and returning a counterpart of this letter.

                                       Very truly yours,

                                       TELE-COMMUNICATIONS, INC.


                                       By:  /s/ Stephen M. Brett
                                          ------------------------------------
                                       Name:  Stephen M. Brett
                                       Title: Executive Vice President and
                                              General Counsel

ACCEPTED AND AGREED


/s/ John C. Malone
---------------------------------
John C. Malone